Exhibit 99.1

Contact:

William A. Hockett

Vice President of Corporate Communications

(801) 584-3600

Email: bhockett@myriad.com

www.myriad.com

FOR IMMEDIATE RELEASE

Myriad Initiates Phase 1 Trial of MPC-6827 in

Metastatic Brain Cancer

-Preclinical Data to be Presented at AACR Conference -

Salt Lake City, March 1, 2005 - Myriad Genetics, Inc. (Nasdaq: MYGN), announced today that it will begin a second Phase I clinical trial with its investigative cancer drug, MPC-6827, under an FDA-approved Investigational New Drug application. This new human clinical study will evaluate the potential of MPC-6827 to treat metastatic brain cancer by achieving therapeutic concentrations in the brain that are sufficient to treat tumors without significant systemic exposure or toxicity. The Phase 1 clinical study will be performed at Memorial Sloan-Kettering Cancer Center in New York City.

In preclinical studies, MPC-6827 was demonstrated to reach approximately 1500% greater concentration in the brain than in the blood. This high brain concentration was achieved at a safe therapeutic dose for the treatment of peripheral tumors in mice. Importantly however, we believe that a much lower dose in humans should result in brain concentrations of MPC-6827 sufficient for anti-tumor activity yet without peripheral toxicity. The highest brain penetration percentage of drugs that are currently used in treating brain cancer is that of temozolomide, which reaches a peak brain concentration level that is just 29% of the blood plasma concentration. We believe that the strong and selective brain penetration of MPC-6827 suggests a special opportunity to study anti-tumor activity in patients with primary brain tumors and brain metastases that are resistant to current standard of care therapy.

“Treating brain tumors has proven to be one of the great challenges in cancer therapy,” said Lauren E. Abrey, M.D., a board certified Neurologist and Clinical Neuro-Oncologist at Memorial Sloan-Kettering Cancer Center in New York City, and principal investigator on the Phase 1 study. “MPC-6827 has shown the potential to address this need due to its ability, in preclinical models, to cross the blood/brain barrier and achieve therapeutic levels.”

The distribution of Myriad’s cancer drug candidate into the brain was evaluated in mice by treating them with a single intravenous dose of MPC-6827.  The time to maximum drug concentration of MPC-6827 was just three minutes in both blood plasma and brain tissue, indicating that MPC-6827 distributed rapidly into the CNS.  Brain concentration of the drug candidate was approximately 15 times higher than the plasma concentration. At the maximum tolerated dose, the average concentrations in plasma and brain, over a 24-hour period, were approximately 118 nM and 1650 nM, respectively. The brain concentration of MPC-6827 was 825 times greater than the concentration required to activate caspase and induce the cancer cell killing apoptosis process in cancer cells in vitro.  Importantly, MPC-6827 was cleared from the brain at a similar rate as from the blood. This preclinical data will be part of presentations made by Myriad on MPC-6827 during the 96th Annual Meeting of the American Association for Cancer Research, from April 16-20, 2005, in Anaheim, CA.

“We look forward to exploring the potential of MPC-6827 in the treatment of patients with brain tumors,” said Adrian Hobden, Ph.D., President of Myriad Pharmaceuticals, Inc. “Myriad continues to advance its clinical development pipeline with investigational drug candidates that address areas of significant unmet medical need.”

About Metastatic Brain Cancer

Despite steady progress in the treatment of primary tumors at their site of origin (whether breast, colon, lung or other), cancer cells often spread to other areas of the body, a process known as metastasis. Such metastasis often results in multiple brain tumors, posing a serious challenge for oncologists. This is especially true of lung cancer, because approximately 50% of small cell lung cancer cases result in tumors in the brain, and 33% of non-small cell lung cancer cases lead to multiple tumors. In 20% of breast cancer cases, there is metastasis to multiple sites in the brain. In melanoma, the spread of cancer often results in a single brain tumor, as does metastasis from the colon and kidney. Half of melanomas metastasize to the brain and 5% of both colon and renal tumors spread to the brain.

There are approximately 180,000 new cases of metastasis to the brain in the United States each year, and this number has risen steadily as the treatment of primary tumors has improved. Patients with metastatic brain tumors have very limited options for treatment. Survival after a brain tumor diagnosis is decidedly short, ranging from five to 55 weeks, depending on the tumor status and treatment option. The standard of care for these patients is primarily surgery and whole brain radiation. Most anticancer drugs are unable to cross the blood/brain barrier in sufficient concentration to achieve clinical benefit to the patient. There is currently no approved chemotherapy for metastatic brain cancer.

Myriad Genetics, Inc. is a biopharmaceutical company focused on the development of novel healthcare products. The Company develops and markets predictive medicine products, and is developing and intends to market therapeutic products. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the commencement of a second Phase 1 clinical trial for MPC-6827, the potential of MPC-6827 to achieve therapeutic concentrations in the brain that are sufficient to treat tumors without significant systemic exposure or toxicity, the performance of the clinical trial at Memorial Sloan-Kettering Cancer Center, the ability of MPC-6827 to achieve greater concentrations in the brain than in the blood and at a safe therapeutic dose for the treatment of peripheral tumors, the ability to study anti-tumor activity in patients with primary brain tumors and brain metastases that are resistant to current standards of care therapy, the ability of MPC-6827 to distribute rapidly into the CNS and the ability to thereafter clear from the brain, the potential safety and pharmacokinetic profile of MPC-6827 in humans, the development by Myriad of drug candidates for which there is significant unmet medical need and very large potential markets. These forward looking statements are based on management’s current expectation and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements include risks and uncertainties as to the extent of future government regulation of Myriad Genetics’ business; uncertainties as to whether Myriad Genetics and its collaborators will be successful in developing, and obtaining regulatory approval for, and commercial acceptance of, therapeutic compounds; the risk that markets will not exist for therapeutic compounds that Myriad Genetics develops or if such markets exist, that Myriad Genetics will not be able to sell compounds, which it develops, at acceptable prices; and the risk that the Company will not able to sustain revenue growth for its predictive medicine business and products; and risks associated with preclinical development activities that could cause delays in, or even prevent, planned IND applications. These and other risks are identified in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004. All information in this press release is as of March 1, 2005, and Myriad undertakes no duty to update this information unless required by law.